REAL ESTATE PARTNERSHIP AGREEMENT

THIS REAL ESTATE PARTNERSHIP AGREEMENT is made and entered into this 25 day of August, 2002, by and between, **Eduardo Naranjo, a married man,** whose address is 5009 SW 71 Place, Miami, Florida 33155 (hereinafter referred to as the " First Party "), and **Randy Herscovici, a single man,** whose address is 1840 Chucunantah Road, Miami, Florida 33133 (hereinafter referred to as the " Second Party "), and hereinafter collectively referred to as the " Parties ".

WITNESSETH:

WHEREAS, both Parties have investment capital available for contribution to a business enterprise; and

WHEREAS, each of the parties desires to own a one-half (1/2) undivided interest in the subject property described below and the parties have agreed to limitations upon the right and power to transfer their undivided interests and have also agreed upon the payment of expenses, delegation of responsibility, and distribution of profits and/or losses incurred with reference to the property; and

WHEREAS, it is the desire of the Parties to define and set out their relationship in writing.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1. FORMATION. The Parties hereby create a Real Estate Partnership Agreement pursuant to the laws of the State of Florida. Said " partnership " in any real estate purchased by the parties shall be defined solely by this Agreement, regardless of the manner in which title to property may be taken.

2. PURPOSE. The purpose of the partnership is to purchase the house located at **701 North Rio Vista Blvd, Fort Lauderdale Fl, 33301** for the purpose of repairing, renovating and selling it as expeditiously as possible, and to carry on any and all such other activities as may be necessary to accomplish the above described purpose of the partnership.

3. TERM. The partnership shall commence as of the date of this Agreement and shall continue until terminated by an agreement of the Parties, or when monies are distributed per this Agreement subsequent to closing the sale of the subject property,

whichever shall occur first, by applicable law for the State of **Florida**, or by the bankruptcy, retirement, or withdrawal of one of the parties.

4. CONTRIBUTION OF CAPITAL. Both Parties shall contribute all money**(50%/50%)** needed to purchase, repair, maintain, advertise, market and any other expenses, as well as any mortgage payments that become due during the period of ownership of the subject property.

5. LIABILITY OF THE PARTIES. During the existence of the partnership, neither party shall be liable for any obligations of the other party created without the express approval of both parties. The Parties shall share equally in any and all profits and losses of the business of the partnership.

6. NATURE OF PERFORMANCE. During the existence of this agreement, the partners shall be solely responsible for performing the following duties:

(a) Both Parties shall contribute all money needed to purchase, repair, maintain, advertise, market and any other expenses, as well as any mortgage payments that become due during the period of ownership of the subject property.

(b) Both Parties shall be solely responsible for the day to day management, maintenance, renovation & marketing of the subject property for resale, thereby protecting the investment of the parties.

7. PARTNERSHIP DECISIONS. All decisions, including, but not limited to, purchase of assets by the partnership, any loan or other obligation to be undertaken by the partnership, and the sale of any asset of the partnership, shall require the approval of all of the Partners. Any decision to sell the subject property shall be made by both parties upon such price and terms as they may agree.

8. CONFLICT RESOLUTION. At the request of either party, any disputes or conflicts between the parties may be resolved by first an attempt at mediation and if that doesn't work by arbitration. A mutually agreed upon arbitrator, who is experienced in real estate, shall be chosen by the parties. Any decision rendered by the arbitrator shall be binding on the parties. The cost of arbitration shall be borne equally by the parties in dispute.

9. DISTRIBUTIONS.

(a) Subsequent to the sale of the subject property, any proceeds will second to reimburse all cash advances by both parties; first, toward paying off any existing loans

on the property; and lastly towards profits. A closing statement and an accounting of any and all expenses incurred by the Parties which details how the new profit figure is obtained and distributed shall be prepared. After both parties have been repaid for all expenses incurred, and loans repaid, as described above then any remaining money will be distributed equally (50/50) between the parties.

(b) Any income generated from the subject property prior to sale (rents [net after mortgage payment and other expenses are paid], option consideration, unreturned security, deposits, etc.) shall be applied second to reimburse any cash advances made by Both Parties; first, toward paying off any existing loans on the property; and lastly, towards profits to be distributed pursuant to the terms of 12 (a) above.

10. DEATH OF PARTNER. Except as provided in this paragraph, each of the parties will not dispose, i.e., transfer, devise, convey, lease, mortgage, or otherwise encumber his undivided interest in the subject property, without the written consent of the other party.

(a) The death of a Partner shall not act to terminate the Partnership. The estate of the deceased partner shall continue to be considered a partner hereunder and shall share in any profits and/or losses, However, notwithstanding any transfer to a related individual, the Transferee shall not have any rights in and to the property except through the transferor party. For purposes of this Agreement, the term " related party " shall mean parents, brothers, sisters, spouses, lineal descendants, spouses of lineal descendants, trustees for the benefit of any such person or entity, and corporations owned or controlled by any of the foregoing. Approval of any transfer of interest by a related individual shall be required to be in writing by the surviving partner.

11. MORTGAGES. Both Parties shall, during the term of this Agreement, make all monthly principal and interest payments due under the promissory note(s) and mortgage(s) described hereinabove. Any decision to further encumber the property shall be made by both parties, upon such terms as the parties hereto may agree.

12. TAXES. Both Parties shall, during the term of this Agreement, pay all real property taxes on the property and personal property taxes if any.

13. INSURANCE. The Parties shall, during the term of this Agreement, obtain and maintain a policy of insurance on the premises in an amount equal to its Fair Market Value. Any sums made payable under said policy of insurance shall be used exclusively to replace or repair the damage or theft for which said sums are paid unless the parties agree otherwise in writing.

14. TITLE TO SUBJECT PROPERTY. First Party shall hold title to the subject property for the benefit of both parties in consideration of the parties in agreement. The parties shall be the sole beneficiaries of said trust and shall retain full and absolute control over the legal ownership to the subject property.

15. DEFAULT OF THE PARTIES. In the event litigation results from or arises out of this Agreement or the performance thereof due to the action, inaction or default of eighter Party, the Parties agree that the costs and reasonable attorneys fees may be deducted from any profits due to the Parties hereunder. The venue shall be Miami-Dade County Florida and the Laws of the State of Florida.

16. WITHDRAWAL OF PARTNER. In the event that either Party is unable or unwilling to continue as a partner of the other Party or decides to withdraw from the Partnership for whatever reason, the following shall apply:

(a) Any substitute partner must be agreed to in writing by the other Party.

(b) The withdrawing Party will receive none of the profits upon the sale of the subject property unless otherwise agreed to by the Party in writing.

17. MISCELLANEOUS PROVISIONS.

(a) This Agreement supersedes any and all prior agreements of the Parties, whether oral or written.

(b) The Parties agree to execute any and all documents necessary to carry out the terms and intent of this Agreement.

(c) Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

(d) Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested, the Parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

(e) No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the parties charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

(f) This instrument contains the entire agreement of the Partners with respect to the subject matter hereof, and the terms and conditions thereof may not be further modified except by a writing signed by all the Partners. This instrument shall under no circumstances be recorded.

(g) This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Florida. The Parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Dade County, State of Florida. In the event that litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(h) This Agreement shall be binding upon, and shall inure to the benefit of the Parties hereto, their respective heirs, successors, and assigns, as the case may be.

IN WITNESS WHEREOF, the Partners have executed this instrument this 24 day of September, 2002.

Signed, sealed and delivered in the presence of:

Witness	Eduardo Naranjo "First Party"
Witness	Randy Herscovici "Second Party"